CONSULTING AGREEMENT

between

Leatt Corporation
(the "Company")

and

Innovate Services Limited
(the "Consultant")

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1.	PREAMBLE WHEREAS

1.1.

The Company is an innovator and producer of protective helmets, neck and knee braces and other protective sporting apparel, with its registered address in the United States of America being c/o Two Eleven Distribution LLC, 26475 Summit Circle, Santa Clarita, California 91350.

1.2.

The Consultant is a Republic of Seychelles limited investment and holding company with its registered address being c/o Dale International Trust Company (Seychelles), Orion Complex, Room 107, Victoria, Mahé, Seychelles.

1.3.

Dr. Christopher Leatt, the founder and chairman of the Board of Directors of the Company, desires to resign his position as the head of the Company's research and development department in order to expand his research and development activities through employment with the Consultant.

1.4.

The Company desires to continue benefitting from the expertise of Dr. Leatt for certain services related to the Business and described in more detail in Clause 5 of this Agreement (the "Services"), by retaining the Consultant to provide the Services as defined in Clause 5 hereof to the Company.

	1.5.	The Consultant is willing to cause Dr. Leatt to provide the Services to the Company as set out at Clause 5 of this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations herein contained and intending to be legally binding the Parties hereby agree as follows:

2.	DEFINITIONS

Unless such meaning is inconsistent with the context, the following terms shall throughout this Agreement have the meanings respectively ascribed to them, namely:

2.1.	"Agreement"	shall mean this agreement and all the annexures and schedules thereto inclusive;

2.2.	"Arbitrable Dispute"	shall mean any Dispute which is not resolved in accordance with Clause 12 of this Agreement;

2.3.	"Arbitration Rules"	shall mean the Commercial Arbitration Rules of the American Arbitration Association (AAA);

2.4.	"Company"

shall mean Leatt Corporation, a Nevada corporation, with its registered offices in the United States of America located at c/o Two Eleven Distribution LLC, 26475 Summit Circle, Santa Clarita, California 91350;

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2.5.	"Consultant"	shall mean Innovate Services Limited, c/o Dale International Trust Company (Seychelles), Orion Complex, Room 107, Victoria, Mahé, Seychelles;

2.6.	"Dispute"

shall mean any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including any claim, dispute or difference regarding the existence, termination or validity of this Agreement);

2.7.	"Dispute Notice"	shall mean a written notice by one Party to the other Party declaring the existence of a Dispute;

2.8.	"Effective Date"	shall mean May 15, 2015;

2.9.	"Expenses"

shall mean for the purposes of this Agreement, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of an indemnitee's counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by an indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; provided, however, that Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding;

2.10.	"Parties"	shall mean both the Company and the Consultant;

2.11.	"Party"	shall mean either one of the Company or the Consultant as applicable;

2.12.	"Proceeding"

shall mean for the purposes of this Agreement, any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including any action or investigation brought by relevant tax or banking authorities, or an action brought by or in the right of the Company) in which an indemnitee may be or may have been involved as a party or otherwise, by reason of an indemnifying party's breach of the terms and provisions of this Agreement and/or its breach of the representations and warranties thereunder; and

2.13.	"Services"	shall mean the assistance provided to the Company by the Consultant as set out at Clause 5 below.

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3.	APPOINTMENT AND DURATION

	3.1.	The Company hereby appoints the Consultant as its exclusive independent Consultant, to assist the Company in achieving its objectives and performing the duties set out at Clause 5 below.

	3.2.	The Consultant hereby duly accepts its appointment as the Company's exclusive Consultant in accordance with the terms hereof.

3.3.

The Consultant understands and agrees that its appointment hereunder is dependent on its employment of Dr. Leatt; that only Dr. Leatt may perform the Services provided for under this Agreement; and that, with the exception of one or more assistants personally assisting Dr. Leatt in his specific performance of the Services, performance of the Services by any other person, without mutual written agreement of the Parties shall render this Agreement null and void.

	3.4.	The period during which this Agreement shall be in force shall be from the Effective Date, until termination in accordance with Clause 14 of this Agreement.

4.	CLOSING

	4.1.	The closing (the "Closing") shall take place on the date of the execution of this Agreement at such time or place as the parties may agree upon.

	4.2.	At the Closing, the Consultant shall deliver to the Company the following:

		4.2.1.	An executed employment or consulting agreement between the Consultant and Dr. Christopher Leatt for a period that is no less than the term hereof;

		4.2.2.	The Side Letter Agreement, between the Company and Dr. Christopher Leatt, dated of even date herewith;

		4.2.3.	The Director Agreement, between the Company and Dr. Christopher Leatt, dated of even date herewith;

4.2.4.

A legal opinion under the laws of the Republic of Seychelles, to be delivered to the Company at the expense of the Consultant, regarding the validity of the Consultant's representations and warranties set forth in Clauses 10.2 and 10.3 hereof; and

4.2.5.

A certificate of an officer or director of the Consultant regarding the due authority of the Consultant to enter this Agreement and the validity of the Consultant's representations and warranties set forth in Clauses 10.4 hereof, in the form attached hereto as Exhibit A.

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4.3.

As a condition precedent to the Closing, the Company will obtain the written confirmation of independent counsel, at the expense of the Company, that any portion of fees paid to the Consultant and ultimately received as compensation by Dr. Leatt hereunder, does not impose on the Company any regulatory obligations or liability under applicable taxation and banking laws of the Republic of South Africa.

5.	OBLIGATIONS OF THE CONSULTANT

	5.1.	The Consultant shall provide the following Services to the Company:

		5.1.1.	Consulting services with respect to innovation of new biomedical products or the further development of existing products;

		5.1.2.	Consulting services with respect to the marketing, sale and distribution of products in 5.1.1 above;

		5.1.3.	Management of all research and development activities of the Leatt Lab, including but not limited to consultation on product development and quality control functions;

		5.1.4.	Bringing to market innovative, revolutionary products that represent potential future growth areas for the Company;

		5.1.5.	Management of timelines and deliverables from the Leatt Lab in accordance with the Company's product development plan;

		5.1.6.	Management of all international product certifications relating to Leatt Lab products and homologation in connection with organizations including but not limited to CE, FlA, FlM and CIK;

		5.1.7.	Development and management of relationships with all relevant international sporting bodies relating to Leatt Lab products;

		5.1.8.	Management of all communication with outside academic and research institutes relating to Leatt Lab products;

		5.1.9.	Act as chief witness in product liability cases;

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5.1.10.	Investigation and presentation of new research and development business opportunities for the Company to promote revenue growth;

5.2.

The Consultant hereby further undertakes to provide any other services to the Company as the latter may from time to time require it to perform in order to assist and help the Company in attaining its objectives. Any such additional services and payments provided by the Consultant thereof will be mutually agreed between the Parties and reduced in writing.

5.3.

The Consultant shall provide the Services to the Company using the degree of care, skill, diligence and competence expected from a professional in such a field, working in good faith and in the best commercial interests of the Company.

5.4.	The Consultant agrees that it shall fulfill its obligations under this Agreement, and in particular, in respect of the Services it is to provide to the Company, in the manner agreed with the Company.

5.5.

The Company shall assign jobs, projects or tasks to the Consultant through emails which will contain full instructions and necessary information for the completion of such jobs, tasks or projects. Those writings will be deemed to be appendices to the present Agreement.

5.6.

The Consultant shall provide the Company with supporting documentation, including but not limited to updates, reports and invoices for each and every project for which the Consultant has provided Services to the Company, on a timely basis and as and when required by the Company.

5.7.

The Consultant acknowledges that it will work with the Company on the basis of a monthly retainer. Work will be assigned to them as and when the Company deems necessary and that this Agreement imposes no obligation on the Company, and does not commit the Company, to provide continuous additional projects to the Services over and above the retainer services and fee.

5.8.

In the event that the performance by the Consultant of any of the agreed Services under this Agreement is considered to be unsatisfactory by the Company, the Services shall, upon written Notice from the Company of such unsatisfactory performance, and at the own expenses of the Consultant, take all such necessary remedial actions and measures to render the Services satisfactory.

5.9.	The Consultant shall be responsible for the payment of all taxes and duties which may be applicable to the Consultant by reason of the performance of its obligations under this Agreement.

5.10.

The Consultant agrees that it shall not perform services similar to the Services provided hereunder for any current or future, direct or indirect competitor of the Company or any similar company. Furthermore, the Consultant agrees that it shall not solicit any current or future employees of the Company for employment with the Consultant or any other entity with which he is currently or may become affiliated.

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5.11.

For the avoidance of doubt, the Consultant understands and agrees that any and all Intellectual Property generated in connection with the Services provided hereunder shall be the sole property of the Company; and the Consultant, and any of its employees, agents and partners as the case may be, shall cause the execution and delivery of any and all documents necessary to immediately transfer and/or assign the ownership of any such generated Intellectual Property to the Company.

6.	OBLIGATIONS OF THE COMPANY

	6.1.	The Company shall communicate to the Consultant all necessary information for the due performance of the Services under this Agreement.

6.2.

The Company acknowledges that, since the Effective Date, the Consultant has already started providing the Services to the Company and that, for such the Services which have already been provided, fees are to be reconciled and paid to the Consultant.

7.	FEES AND PAYMENT TERMS

7.1.

For and in consideration of the Services to be provided under Clause 5 of this Agreement, excluding any additional services that the Consultant may from time to time be required to perform by the Company, the Consultant shall be paid a retainer fee of USD 35,639.00 (thirty-five thousand six hundred and thirty nine United States Dollars) per month.

7.2.

Payment to the Consultant hereunder will commence as at the Closing and will continue through the term of this Agreement. Such payment shall be retroactive to the Effective Date, which is the inception date of the Consultant.

8.	CONFIDENTIALITY

8.1.

The Consultant acknowledges that during the performance of the Services under this Agreement, the Consultant will have access to, and become acquainted with, various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its respective businesses, including but not limited to business and product processes, methods, customer lists, accounts and procedures and will conceive discoveries, developments and innovations during the performance of the Services under this Agreement ("Intellectual Property").

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8.2.

The Consultant agrees not to disclose the Intellectual Property of the Company, whether directly or indirectly, or use it in any manner, either during the term of this Agreement or at any time thereafter, except as required in the performance of the Services under this Agreement.

8.3.

All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into the possession of the Consultant, shall remain the exclusive property of the Company, as applicable (the "Materials").

8.4.

Any and all Intellectual Property generated in connection with the Services provided hereunder shall be the sole property of the Company in accordance with Clause 5.11. The Consultant shall not retain the Intellectual Property or the Materials of the Company without the prior written permission of the Company.

8.5.

This restriction shall continue to apply after the expiration or termination of this Agreement without limit in point of time but shall cease to apply to secrets or information which comes into the public domain through no fault of the Consultant.

9.	INDEMNITY

9.1.

The Consultant agrees to indemnify and hold harmless the Company and each of its officers and directors, against loss or damage to the Company or any third party, arising out of the Consultant's breach of any representation or warranty under Clause 10 of this Agreement. Specifically, the Consultant shall indemnify the Company against Expenses, judgments, fines, penalties or amounts paid in settlement, actually and reasonably incurred by the Company in connection with a Proceeding if the Company acted in good faith and in a manner the Company reasonably believed to be in the best interests of the Company and its Stockholders.

9.2.

The Company shall indemnify the Consultant against any loss or damage to any third party arising out of the commission of the Company's breach of the terms of this Agreement. For the avoidance of doubt, any breach of this Agreement shall not be deemed to be a breach of the Company by virtue of Dr. Leatt’s position as a director of the Company.

9.3.

Expenses incurred by an indemnified party hereunder, in defending and investigating any Proceeding shall be paid by the indemnifying party in advance of the final disposition of such Proceeding within 30 days after receiving from the indemnified party the copies of invoices presented to it for such Expenses.

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10.	CONSULTANT REPRESENTATIONS AND WARRANTIES

The Consultant represents and warrants to the Company that:

10.1.

The Consultant is an independent service provider and that nothing in this Agreement shall render the Consultant, or any of its employees, to be an employee, agent or partner of the Company, and the Consultant will not hold itself out as such;

	10.2.	The Consultant has been duly and validly incorporated and has the proper approvals, authorizations and license to provide the Services under the laws of the Republic of Seychelles;

10.3.

The execution, delivery and performance of this Agreement do not and will not infringe the provisions of any agreement and law, regulation or similar enactment to which the Consultant is subject, including but not limited to the laws of the Republic of Seychelles;

10.4.

During the due diligence review period, the Consultant has provided complete and accurate information on itself, its officers and directors and its ultimate owners and/or beneficiaries, and that it shall inform the Company forthwith of any change in the information provided.

11.	GOVERNING LAW

11.1.

Subject to the dispute resolution provisions of Clause 12 below, all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without giving effect to choice of law principles or conflict of laws provisions thereof. The parties hereby irrevocably consent and submit to the jurisdiction of the state and federal courts located in the State of Nevada for all purposes, including the enforcement of a judgement of an arbitration award resulting from any arbitration pursuant hereto.

11.2.

Each of the parties hereby waives, and agrees not to assert against each other, or any successor assignee thereof, by way of a motion, as a defense, or otherwise, in any such suit, action or proceeding, (1) any claim that it is not personally subject to the jurisdiction of the above-named courts or to an arbitration proceeding hereunder, and (ii) to the extent permitted by applicable law, any claim that such arbitration proceeding or proceedings relating to the enforcement of an arbitration award is in an inconvenient forum or that the venue of any such proceeding is improper, or that judgement upon an arbitration award may not be entered in any such courts.

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11.3.

In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

12.	DISPUTE RESOLUTION

12.1.

The parties hereby agree that all claims and disputes arising under or relating to this Agreement shall be settled by binding arbitration in the State of Nevada or another location mutually agreeable to the parties. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. The arbitrator’s decision shall be final and binding and judgment may be entered thereon by a court of competent jurisdiction. Any such arbitration shall be conducted by an arbitrator experienced in the protective gear or similar industry and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction.

12.1.1.

In the event of any dispute or difference arising between the Parties hereto relating to, or arising out of, this Agreement, including the implementation, execution, interpretation, rectification, termination or cancellation of this Agreement, the Parties shall forthwith meet to attempt to settle such dispute or difference after a Dispute Notice has been served on the other Party.

12.1.2.

Failing such settlement within a period of 14 (fourteen) days, the said dispute or difference will be considered an Arbitrable Dispute and shall be submitted to the AAA for resolution in accordance with its Arbitration Rules, by one (1) arbitrator appointed by the AAA.

12.1.3.

The Parties to the arbitration undertake to keep the arbitration, including the subject matter of the arbitration and the evidence heard during the arbitration, confidential and not to disclose it to anyone except for the purposes of an order to be made hereunder, or in connection with the Company’s disclosure obligations as a U.S. public reporting company.

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12.2.

In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with arbitrator’s award, the other party is entitled of costs of suit including a reasonable attorney’s fee for having to compel arbitration or defend or enforce the award.

12.3.

Notwithstanding anything to the contrary anywhere else in this Agreement, nothing in this clause shall preclude any party to the arbitration from seeking interlocutory relief in any Court having jurisdiction pending the institution of appropriate proceedings for the enforcement of any rights under this Agreement.

13.	NOTICES

13.1.

Any notices to be given to the Parties in terms of this Agreement shall be in writing and delivered by hand during ordinary business hours or sent by email during normal business hours to the addresses mentioned hereunder, which respective addresses the parties choose as their domicile addresses for the delivery or service of all notices, communications or legal processes arising out of this Agreement:

Company:

Leatt Corporation c/o Two Eleven Distribution LLC 26475 Summit Circle, Santa Clarita California 91350, United States of America Email: lara@leatt.com

Consultant:

Innovate Services Limited
c/o Dale International Trust Company (Seychelles)
Orion Complex, Room 107, Victoria, Mahé, Seychelles
Emails: consulting@ivsl.mu and Shazaad@lcabelheim.com

or such other address as either party may choose by written notice to the other from time to time.

	13.2.	Every notice shall be deemed to have been properly given:

		13.2.1.	if delivered by hand, on the date of delivery;

13.2.2.

if sent to a party at its email address, (in the absence of proof to the contrary) on the date of transmission where it is transmitted during normal business hours of the receiving instrument, and on the next business day where it is transmitted outside those business hours, in either event provided that it has been confirmed by registered letter posted no later than the business day immediately following the date of transmission.

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14.	TERMINATION

	14.1.	Every party shall have the right to terminate this Agreement upon 6 months' prior written notice served on the other party.

14.2.

The Agreement shall terminate immediately without notice upon material breach of this Agreement by any of the Parties. For the avoidance of doubt, the Agreement shall be terminated immediately without notice if at any time the Services performed by the Consultant hereunder cease to be performed by Dr. Christopher Leatt as contemplated herein.

14.3.

Termination of this Agreement for whatsoever reason shall not affect the accrued rights of the Parties arising in any way out of this Agreement as at the date of the termination thereof and, in particular but without limitation, the right to recover damages against the other.

	14.4.	The invalidity or nullity of any one of the provisions of this Agreement shall not result in any of the other provisions of this Agreement being invalidated or rendered void.

14.5.

The obligations of confidentiality by the Parties and fees and commissions accrued prior to termination by the Parties under this Agreement shall survive the expiry or the termination of this Agreement, except in connection with the Company’s disclosure obligations as a U.S. public reporting company.

14.6.

Upon completion of the Services to be provided under this Agreement, or upon termination of this Agreement, the Consultant shall deliver to the Company, as applicable, all papers and other materials belonging to the Company and any materials produced during the course of delivery of the Services;

	14.7.	All Intellectual Property developed or received during the term of this Agreement shall be transferred and remitted to the Company as provided at Clause 5.11 of this Agreement.

15.	SUPPORT

	15.1.	The Parties undertake to do all things and to sign all documentation, as may be necessary from time to time, so as to give effect to the provisions of this Agreement.

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15.2.	Whilst the relationship between the Parties is not one of a partnership, the Parties nevertheless undertake to act in the utmost good faith to each other as would be expected and required by partners.

16.	GENERAL

16.1.

This Agreement, together with the separate written agreements referenced herein, constitutes the entire agreement between the Parties in respect of the subject matter thereof, and no representation by either of the Parties, whether made prior or subsequent to the signing of this Agreement, shall be binding on either of the Parties unless in writing and signed by both the Parties hereto.

	16.2.	No variation, alteration or consensual cancellation of this Agreement or any of the terms thereof, shall be of any force or effect, unless in writing and signed by the Parties hereto.

16.3.

No waiver or abandonment by either party of any of its rights in terms of this Agreement shall be binding on that party, unless such waiver or abandonment is in writing and signed by the waiving party.

16.4.

No indulgence, extension of time, relaxation or latitude which any party ("the Grantor") may show, grant or allow to another ("the Grantee") shall constitute a waiver by the Grantor of any of the Grantor's rights and the Grantor shall not thereby be prejudiced or estopped from exercising any of its rights against any Grantee which may have arisen in the past or which might arise in the future.

	16.5.	Unless the context indicates otherwise the rights and obligations of any party arising from this Agreement shall devolve upon and bind its successors-in-title.

	16.6.	Prior drafts of this Agreement shall not be admissible in any proceedings as evidence of any matter relating to any negotiations preceding the signature of this Agreement.

16.7.

Except with respect to the Company’s disclosure obligations as a U.S. public reporting company, and its disclosures to its advisors and other agents, the Parties agree to keep the terms of their relationship and the terms and conditions contained in this Agreement confidential and not to disclose any such matters to any other person without the prior written consent of the other of them.

16.8.

In the event that any of the provisions of this Agreement are found to be invalid, unlawful, or unenforceable such terms shall be severable from the remaining terms, which shall continue to be valid and enforceable.

16.9.

This Agreement may be executed by facsimile or email and in multiple counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

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16.10.

In this Agreement unless the context otherwise requires: the singular shall import and include the plural and vice versa; words indicating one gender shall import and include other genders; words indicating natural persons shall import and include artificial persons; and the headnotes to this Agreement are used for the sake of convenience only and shall not govern the interpretation of the clause to which they relate.

[SIGNATURE PAGE FOLLOWS]

THUS DONE AND SIGNED at on this 15th day of May 2015 in the presence of the undersigned witnesses.

LEATT CORPORATION

By: /s/ Sean Macdonald
Name: Sean Macdonald
Title: Chief Executive Officer

THUS DONE AND SIGNED on this 15th day of May 2015 in the presence of the undersigned witnesses.

INNOVATE SERVICES LIMITED

By: /s/ Aziza Housna Banon Moraby
Name: Ms. Aziza Housna Banon Moraby
Title: Director

EXHIBIT A
Form of Officer’s Certificate
(See attached)

INNOVATE SERVICES LIMITED

Director’s Certificate

     Reference is hereby made to that certain Consulting Agreement (the “Agreement”), dated as of the 15th day of May, 2015, by and among Innovate Services Limited, a Seychelles Company (the “Company”) and Leatt Corporation (“Leatt”) a United States Company. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Pursuant to Clause 4.2.5 of the Agreement, the undersigned Director of the Company hereby certifies, in her capacity as the sole director of the Company as follows:

1.

The representations and warranties of the Company made in the Agreement or in any document delivered pursuant thereto, are true and correct in all material respects, as of the date hereof, with the same force and effect as if such representations and warranties were made as of the date hereof.

2.

The Company has performed and complied with, in all material respects, all of the covenants and obligations that are required by the Agreement to be performed or complied with by the Company prior to the date hereof.

3.

During the due diligence review period, the Consultant has provided complete and accurate information on itself, its directors, members and its ultimate owners and/or beneficiaries, and that it shall inform the Company forthwith of any change in the information provided.

[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Director’s Certificate as of this 15th day of May, 2015.

INNOVATE SERVICES LIMITED

By:	/s/ Aziza Moraby
Name: Ms. Aziza Moraby
Title: Director

[Signature Page to Innovate Director’s Certificate]

AMENDMENT NO. 1

CONSULTING AGREEMENT

     This AMENDMENT NO. 1 TO CONSULTING AGREEMENT, effective as of January 1, 2018 (this “First Amendment”), is by and between Leatt Corporation, a Nevada corporation (the “Company”) and Innovate Services Limited (the “Consultant”). Each of the parties hereto are referred to as a “Party” and collectively as the “Parties.” Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Original Agreement (as defined below).

BACKGROUND

     The Parties entered into a Consulting Agreement, dated as of June 23, 2015, pursuant to which the Consultant agreed to provide certain consulting services to the Company as set forth therein (the “Original Agreement”). The Parties now desire to enter into this First Amendment to the Original Agreement as more specifically set forth herein.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Amendment to Section 7(Fees and Payment Terms): Section 7 of the Original Agreement is deleted in its entirety and in lieu thereof the following provision is inserted:

7.	FEES AND PAYMENT TERMS

7.1

For and in consideration of the Services to be provided under Clause 5 of this Agreement, excluding any additional services that the Consultant may from time to time be required to perform by the Company, the Consultant shall be paid a retainer fee of Thirty-Eight Thousand and Sixty-Two United States Dollars (USD $38,062.00) per month.

     2. Agreement. In all other respects, the Original Agreement shall remain in full force and effect.

     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Original Agreement as of the date first above written.

Company:	LEATT CORPORATION

By: /s/ Sean Macdonald
Sean Macdonald
Chief Executive Officer

Address:
Leatt Corporation
50 Kiepersol Drive, Atlas Gardens
Contermanskloof Road
Durbanville, Western Cape
7441, South Africa

Consultant:	INNOVATE SERVICES LIMITED

By: /s/ David Charles Axten
Name: David Charles Axten
Title: Director

Address:
c/o Dale International Trust Company (Seychelles)
Orion Complex, Room 107
Victoria, Mahé, Seychelles

Amendment No. 1 to Consulting Agreement

5.1.9 Act as chief witness in product liability cases;

5.1.11 Assist and facilitate the Company's marketing team as directed from time to time by the Company.

7. FEES AND PAYMENT TERMS

7.1 For and in consideration of the Services to be provided under Clause 5 of this Agreement, excluding any additional services that the Consultant may from time to time be required to perform by the Company, the Consultant shall be paid a retainer fee of Forty Thousand Four Hundred and Thirty-Five United States Dollars (USD $40,435) per month (the "**Fee**").

7.2 Consultant shall notify Company in writing of any increase in the Fee within sixty (60) days of such increase, and any such increase shall not be greater than the lesser of: (a) two and one-half percent (2.5%) of the prior year's annualized fee; or (b) a percentage equal to then-applicable annual percentage increase in the CPI PLUS 0.5%. CPI shall mean the Consumer Price Index for all urban consumers all cities average, for all items (1982-1984=100) published by the bureau of labor statistics, United States Department of Labor.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

Company:

LEATT CORPORATION

By: ______________________________

Sean Macdonald
Chief Executive Officer

Address:
Leatt Corporation
12 Kiepersol Drive, Atlas Gardens
Contermanskloof Road
Durbanville, Western Cape
7441, South Africa

Consultant:

INNOVATE SERVICES LIMITED

By: ______________________________

Name: ~~Ms. Aziza Housna Banon Moraby~~
Title: Director MRS JENNY WONG WONG CHEUNG

Address:
~~c/o Dale International Trust Company (Seychelles)~~
~~Orion Complex, Room 107~~
~~Victoria, Mahé, Seychelles~~
16, ANDREW STREET
MORCELLEMENT NEW TOWN
ROCHES BRUNES
MAURITIUS.

Amendment No. 2 to Consulting Agreement